Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

ICG

Investor Relations

610-727-6900

IR@icg.com

ICG ANNOUNCES COMPLETION OF SALE OF CHANNEL INTELLIGENCE TO GOOGLE

Radnor, PA — (February 20, 2013) — ICG Group, Inc. (Nasdaq: ICGE) (“ICG”) is pleased to announce that the acquisition of one of its consolidated companies, Channel Intelligence, Inc. (“CI”), by Google Inc. (Nasdaq: GOOG) was consummated today.

ICG realized approximately $60.5 million of cash in connection with the transaction. A portion of ICG’s proceeds were placed in escrow to satisfy potential indemnification claims under the purchase agreement; subject to any such claims, the escrowed proceeds will be released to ICG on or around August 20, 2014.

About ICG

ICG provides leading cloud-based software and solutions in procurement, government, compliance and insurance. ICG’s software platforms automate industry-specific processes that drive growth, cost savings and compliance for its customers globally. Headquartered in Radnor, Pennsylvania, ICG has more than 1,000 employees worldwide. For more information, please go to www.icg.com.

About Channel Intelligence

Channel Intelligence helps marketers outperform online with its CI Boost services: Facebook Platform, Where-to-Buy, Product Search Engines and Shopping Engine solutions. Relied upon by companies such as Target, Philips, HP, Neiman Marcus, Best Buy and Kimberly-Clark, CI tracks nearly 15 percent of US transactions online and drives $2 billion in sales annually in referred sales online in computing products, home improvement products, appliances, consumer electronics, toys and a variety of other consumer packaged goods. Learn more at www.channelintelligence.com.

-###-

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future performance of our companies, acquisitions or dispositions of interests in companies, the effect of economic conditions generally, capital spending by customers, development of the e-commerce and information technology markets and uncertainties detailed in our filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.